[LOGO OF CARVER BANCORP, INC.]                                     FOR IMMEDIATE
                                                                   RELEASE


Contact: David Lilly or Joe Kuo
         Kekst and Company
         212-521-4800


                   CARVER BANCORP ELECTS TWO NEW BOARDMEMBERS:
                    DR. SAMUEL J. DANIEL AND ROBERT R. TARTER

NEW YORK, NEW YORK, APRIL 13, 2006 - Carver Bancorp, Inc. ("Carver" or the "Company") (AMEX: CNY), the holding company for Carver Federal Savings Bank, announced today that Dr. Samuel J. Daniel, President and CEO of North General Hospital, and Robert R. Tarter, Executive Vice President and head of Institutional Investor Services at State Street Corporation, have been elected to the Company's Board of Directors.

Dr. Daniel was the Medical Director and Director of Medicine at North General Hospital prior to his appointment as President and CEO. He was the former Program Director of the North General Hospital Internal Medicine Residency Program and the Hospital's Chief of Gastroenterology. Dr. Daniel also holds the academic position of Associate Clinical Professor at Mount Sinai School of Medicine. Dr. Daniel is a Diplomate of the American Board of Internal Medicine and Gastroenterology and has various board memberships and affiliations with a number of distinguished medical and civic organizations.

Mr. Tarter joined the State Street Corporation in 1994 and has held several executive level positions during his tenure with State Street. He is currently the head of Institutional Investor Services with responsibility for State Street's U.S. investment servicing business for institutional clients. In February 2006, he was given the additional responsibility for State Street's investment servicing business in Canada and for the U.S. benefits payments business. Mr. Tarter had a successful 20-plus year career with Bankers Trust prior to joining State Street. Mr. Tarter is Chairman of the board of the Central New England Chapter of INROADS, a board member of the Partnership, Inc., a board member of CitiStreet, LLC, and a member of the Executive Leadership Council.

The appointments of Dr. Daniel and Mr. Tarter bring the total number of Directors to nine. They have joined the Boards of Carver Bancorp and Carver Federal Savings Bank, bringing significant business, community, financial and corporate governance expertise through their past and current career experiences.

"We are pleased to announce the appointments of these two exceptional business leaders. Their collective experiences will be of great value to our Board," said Deborah C. Wright, Chairman and CEO of Carver. "We look forward to their contributions."

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States operates eight full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at www.carverbank.com.




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